Exhibit 21

	Jurisdiction of	%
Name of Subsidiary	Organization	Ownership
Fifth Season (Hong Kong) International Group Limited	Hong Kong	100%
Business Real Estates (China) Investment Holding Group Co., Ltd.	Hong Kong	100%
Kairui (Hangzhou) Commercial Property Management Co., Ltd.	PRC	100%
The Fifth Season (Zhejiang) Technology Co., Ltd.	PRC	100%
The Fifth Season (Zhejiang) Trade Co., Ltd.	PRC	100%
The Fifth Season Hangzhou Department Store Investment Management Co., Ltd.	PRC	100%
The Fifth Season Shandong Commercial Investment Co., Ltd.	PRC	100%
The Fifth Season Jiashan Investment Management Co., Ltd.	PRC	100%
The Fifth Season Wuxi Commercial Investment Management Co., Ltd.	PRC	100%
The Fifth Season Liyang Investment Management Co., Ltd.	PRC	100%
The Fifth Season Tengzhou Enterprise Management Co., Ltd.	PRC	100%
Shanghai Jiadu Commercial Management Co., Ltd.	PRC	100%
Shanghai Lomo Industrial Co., Ltd.	PRC	100%
The Fifth Season Zibo Jiadu Commerce Co., Ltd.	PRC	100%
The Fifth Season Zibo Lomo Commerce Co., Ltd.	PRC	100%